Exhibit 10.15
IMMUCOR, INC.
KEY EMPLOYEE SEVERANCE PLAN

ARTICLE 1
PURPOSE AND TERM

1.1           Purpose.  IVD Holdings Inc. (“Holdings”) has adopted this Immucor, Inc. Key Employee Severance Plan (the “Plan”), for the benefit of certain employees of Immucor, Inc. (the “Company”), on the terms and conditions hereinafter stated.

1.2           Term.  The Plan shall generally be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 7.2.  The Plan shall continue until terminated pursuant to Article 8 of the Plan.

ARTICLE 2
DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1           “Affiliate” means any corporation or entity (including, but not limited to, a partnership or a limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Company.

2.2           “Average Annual Compensation” means the sum of a Participant’s (i) Base Salary as in effect at the Termination Date (but prior to any reduction if the termination is for Good Reason because of a reduction in Base Salary) and (ii) the average of the annual bonuses paid to the Participant over the last two (2) years in which the Participant was eligible to receive a bonus, or, if the Participant has been employed for less than two years, the last bonus paid to the Participant, if any.

2.3           “Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect from time to time, without reduction for any pre-tax contributions to benefit plans.  Base Salary does not include bonuses, commissions, overtime pay or income from stock options, stock grants or other incentive compensation.

2.4           “Board” means the Board of Directors of Holdings.

2.5           “Cause” as a reason for a Participant’s termination of employment shall mean (i) a material breach by the Participant of any equity grant agreement, or any policy of the Company or its Affiliates; (ii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or any of its Affiliates, which failure is materially damaging to the financial condition or reputation of the Company or its Affiliates; (iii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or an Affiliate; or (iv) the commission by the Participant of a felony or other serious crime involving moral turpitude.  In the case of clauses (i) and (ii) above, the Company shall permit the Participant up to fifteen (15) days to cure such breach or failure if reasonably susceptible to cure.  If, subsequent to the Participant’s termination of employment for other than Cause, it is determined that the Participant’s employment could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.  Notwithstanding the foregoing, if a Participant is party to an employment agreement with the Company or any subsidiary of the Company that contains a definition of Cause, such definition will apply (in the case of such Participant) in lieu of the definition set forth above during the term of such agreement.

2.6           “Change in Control” has the meaning given such term in the Management Stockholders’ Agreement.

2.7           “Change in Control Severance Benefits” means the benefits payable in accordance with Sections 4.1 and 4.3 of the Plan.

2.8           “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute of similar import, in each case as in effect from time to time and shall include any regulations promulgated thereunder.  References to sections of the Code also refer to any successor sections.

2.9           “Committee” means the Compensation Committee of the Board.

2.10         “Company” means Immucor, Inc., or its successor as provided in Section 9.6.

2.11         “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.  In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

2.12         “Effective Date” means January 1, 2012.

2.13         “Employee” means any employee of the Company or any Affiliate.  Where the context requires in connection with a Participant who is employed directly by an Affiliate, the term “Company” as used herein includes such Affiliate.

2.14         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.15         “Exchange Act” means the Securities Exchange Act of 1934, as amended , and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

2.16         “Good Reason” means, as a reason for a Participant’s resignation from employment, the occurrence of any of the following without the express written consent of the Participant, provided that the Participant shall have given notice of such event or condition within a period not to exceed ninety (90) days after the initial existence of such event or condition and the Company or the employer Affiliate shall not have remedied such event or condition within thirty (30) days after receipt of such notice:  (i) a materially adverse alteration in the nature or status of the Participant’s responsibilities or the conditions of employment; (ii) a material reduction in the Participant’s annual Base Salary or any target bonus; or (iii) a change of fifty (50) miles or more in the Participant’s principal place of employment, except for required travel on business to an extent substantially consistent with the Participant’s business travel obligations.  Notwithstanding the foregoing, if a Participant is party to an employment  agreement with the Company or any Affiliate that contains a definition of Good Reason (or similar term), such definition will apply (in the case of such Participant) in lieu of the definition set forth in the preceding sentence during the term of such agreement.  For the avoidance of doubt, if the Participant does not claim Good Reason as a result of a condition or event, the Participant will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) condition or event.  Good Reason shall not include the Participant’s death or Disability.

2.17         “Holdings” means IVD Holdings Inc., or its successor as provided in Section 9.6.

2.18         “Management Stockholders’ Agreement” means that certain Management Stockholders’ Agreement, dated as of December 12, 2011, by and among the Company, IVD Holdings Inc., and certain investors and managers of the Company.

2.19         “O.C.G.A.” means the Official Code of Georgia Annotated.

2.20         “Participant” means any Employee designated by the Committee as a participant in the Plan.

2.21         “Plan” means this Immucor, Inc. Key Employee Severance Plan.

2.22         “Public Offering” means a public offering and sale of any class or series of the Company’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as in effect from time to time.

2.23         “Qualifying Termination” of a Participant means either (i) the termination of the Participant’s employment with the Company or Affiliate by the Company or such Affiliate without Cause (other than by reason of the Participant’s death or Disability) or (ii) the Participant’s termination of employment for Good Reason.

2.24         “Regular Severance Benefits” means the benefits payable in accordance with Sections 4.2 and 4.4 of the Plan.

2.25         “Termination Date” means the date of the termination of a Participant’s employment with the Company as determined in accordance with Article 6.

ARTICLE 3
ELIGIBILITY

3.1           Participation.  The Committee or the Board shall designate from time to time those Employees or classes of Employees who are Participants in the Plan.  In the event the Committee or the Board designates certain Participants by job title, position, function or responsibilities, an Employee who is appointed to such a position after the Effective Date of this Plan shall be a Participant upon the date he or she or she begins his or her or her duties in such position, unless otherwise determined by the Committee or the Board.  Exhibit B, attached hereto and made a part hereof, sets forth the initial Participants, which may be amended by the Committee or the Board at any time prior to a Change in Control to add or remove individual Participants or classes of Participants; provided, however, that the removal of individual Participants or classes of Participants from the Plan shall not be effective for at least twelve (12) months after notification to the Participants of such Committee or Board action.  If a Change in Control occurs during such 12-month period, any such action to remove individual Participants or classes of Participants shall be null and void.

3.2           Duration of Participation.  Subject to Article 4 and Article 7, an Employee shall cease to be a Participant in the Plan if (i) his or her or her employment is terminated under circumstances in which he or she or she is not entitled to severance benefits under the terms of this Plan, or (ii) he or she or she is removed as a Participant or ceases to be among the class of employees designated by the Committee or the Board as Participants. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to severance benefits under Article 4 shall remain a Participant in the Plan until the full amount of the Regular Severance Benefits or Change in Control Severance Benefits, as applicable, and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE 4
SEVERANCE BENEFITS

4.1           Right to Change in Control Severance Benefits.

(a)           A Participant shall be entitled to receive from the Company Change in Control Severance Benefits in the amount provided in Section 4.3 if, within the two-year period following a Change in Control, the Participant’s incurs a Qualifying Termination.

(b)           For the avoidance of doubt, the Company experienced a change in control on August 19, 2011 upon consummation of the merger of the Company with a company controlled by investment funds sponsored by TPG Capital, L.P. and certain of its affiliated funds.  Any Participant who was employed by the Company or an Affiliate as of August 19, 2011 and incurs a Qualifying Termination on or before August 19, 2013 shall be entitled to receive the Change in Control Benefits under Section 4.3 by reason of the 2011 change in control.  Section 4.1(a) shall also apply, as applicable, with respect to any later Change in Control.

(c)           Notwithstanding anything to the contrary, no Change in Control Severance Benefits shall be provided to a Participant unless the Participant has executed and not revoked, within the time limit set forth in Section 8.4 hereof, a Separation and Release Agreement, including a general release of claims, covenant not to sue and restrictive covenants, in a form satisfactory to the Company and substantially in the form attached hereto as Exhibit A; provided however, that the non-competition and non-solicitation covenants in Sections 14 and 15 of such agreement shall not apply to any Participant who was employed by the Company or an Affiliate as of August 19, 2011 and incurs a Qualifying Termination on or before August 19, 2013.

4.2           Right to Regular Severance Benefits.

(a)           A Participant shall be entitled to receive from the Company Regular Severance Benefits in the amount provided in Section 4.4 if (i) the Participant’s incurs a Qualifying Termination, and (ii) the Participant is not otherwise entitled to receive Change in Control Severance Benefits pursuant to Section 4.1.

(b)           Notwithstanding anything to the contrary, no Regular Severance Benefits shall be provided to a Participant unless the Participant has executed and not revoked, within the time limit set forth in Section 8.4 hereof, a Separation and Release Agreement, including a general release of claims, covenant not to sue and restrictive covenants, in a form satisfactory to the Company and substantially in the form attached hereto as Exhibit A.

4.3           Amount of Change in Control Severance Benefits.  If a Participant’s employment is terminated in circumstances entitling him or her to Change in Control Severance Benefits as provided in Section 4.1, then:

(a)           if the Participant was a party to an employment agreement with the Company or an Affiliate as of August 19, 2011 and the Termination Date is on or before August 19, 2013, then, in lieu of any change-in-control severance payment provided under such employment agreement, the Company shall pay to the Participant in a single lump sum cash payment within sixty (60) days following the Termination Date a severance payment equal to two (2) times the Participant’s Average Annual Compensation, plus outplacement fees, if any, to which the Participant would have been entitled under the employment agreement as in effect on August 19, 2011;

(b)           if the Participant was not a party to an employment agreement with the Company or an Affiliate as of August 19, 2011, the Company shall pay to the Participant in a single lump sum cash payment within sixty (60) days following the Termination Date a severance payment equal to two (2) times the Participant’s Base Salary as in effect at the Termination Date (but prior to any reduction if the termination is for Good Reason because of a reduction in Base Salary);

(c)           in either case, the Company shall pay to the Participant in a single lump sum cash payment within sixty (60) days following the Termination Date an amount equal to the product of (i) twelve (12) (or eighteen (18), if so provided in the Participant’s employment agreement as in effect on August 19, 2011) multiplied by (ii) the monthly employee cost of maintaining health benefits for the Participant (and the Participant’s spouse and eligible dependents) as of the Termination Date, at active-employee rates, under a group health plan of the Company for purposes of Section 4980B of the Code, excluding any short-term or long-term disability insurance benefits;

(d)           all of the Participant’s equity or incentive awards outstanding on the Termination Date shall be governed by the plans under which they were granted and the agreements evidencing such awards; and

(e)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant Base Salary through the Termination Date and any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

4.4           Amount of Regular Severance Benefits.  If a Participant’s employment is terminated in circumstances entitling him or her to Regular Severance Benefits as provided in Section 4.2, then:

(a)           the Company shall pay to the Participant a severance payment equal to his or her Base Salary.  The portion of such severance payment that meets the requirements specified in Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) as of the Termination Date (the “Exempt Portion”) shall be payable in equal installments for a period of twelve (12) months after the Termination Date at the Company’s normal payroll dates during such period, subject to Article 9 hereof.  The excess, if any, of the severance payment that exceeds the Exempt Portion shall be paid in a single lump sum cash payment within sixty (60) days following the Termination Date, subject to Article 9 hereof;

(b)           in either case, the Company will pay to the Participant in a lump sum cash payment on the 60th day after the Termination Date an amount equal to the product of (i) twelve (12) multiplied by (ii) the monthly employee cost of maintaining health benefits for the Participant (and the Participant’s spouse and eligible dependents) as of the Termination Date, at active employee rates, under a group health plan of the Company for purposes of Section 4980B of the Code, excluding any short-term or long-term disability insurance benefits;

(c)           all of the Participant’s equity or incentive awards outstanding on the Termination Date shall be governed by the plans under which they were granted and the agreements evidencing such awards; and

(d)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant Base Salary through the Termination Date and any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

4.5           Non-Duplication of Benefits.  A Participant’s right to receive severance payments and benefits under this Plan shall be in lieu of any severance payments or benefits that the Participant would otherwise be entitled to under any other plan, program, arrangement or agreement as a result of the Participant’s termination of employment, except as required by law.

4.6           Full Settlement; No Mitigation.  The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others.  In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

ARTICLE 5
EFFECT OF SECTIONS 280G AND 4999 OF THE CODE

5.1           Limitation of Benefits.

(a)           Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 5.1(b) below).  For purposes of this Article 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code.  For purposes of this Article 5, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)           All determinations required to be made under this Article 5, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days after  the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Article 5 (“Underpayment”), consistent with the calculations required to be made hereunder.  The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)           In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Article 5 shall be of no further force or effect.

ARTICLE 6
TERMINATION OF EMPLOYMENT

6.1           Written Notice Required.  Any purported termination of employment, whether by the Company or an Affiliate or by the Participant, shall be communicated by written notice to the other (a “Notice of Termination”) and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company or an Affiliate, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

Immucor, Inc.
3130 Gateway Drive
Norcross, Georgia 30071
Attention:  Vice President Worldwide Human Resources

6.2           Termination Date.  In the case of the Participant’s death, the Participant’s Termination Date shall be his or her or her date of death.  In all other cases, the Participant’s Termination Date shall be the date of receipt of the Notice of Termination or any later date specified therein within sixty (60) days after receipt of the Notice of Termination, provided, however, that if the Participant’s employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to the Participant and the Participant shall not have returned to the full-time performance of his or her or her duties during such period of at least thirty (30) days.

ARTICLE 7
DURATION, AMENDMENT AND TERMINATION, CLAIMS

7.1           Duration.  The Plan shall become effective as of the Effective Date, and shall continue until terminated by the Board or the Committee.  Subject to Section 7.2, the Board or the Committee may terminate the Plan as of any date that is after August 19, 2013 and at least twelve (12) months after the date of the Board’s or Committee’s action.  If any Participants become entitled to any payments or benefits hereunder during such 12-month period, this Plan shall continue in full force and effect and shall not terminate or expire with respect to such Participants until after all such Participants have received such payments and benefits in full.

7.2           Amendment and Termination.  Subject to the following sentence, the Plan may be amended from time to time in any respect by the Board or the Committee; provided, however, that any amendment that would adversely affect the rights or potential rights of Participants shall not be effective for at least twelve (12) months after the later of August 19, 2012 or the date of the Board’s or Committee’s action; and provided, further, in the event that a Change in Control occurs within twelve (12) months following a Board or Committee action amending the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective.  In anticipation of or in connection with or within two (2) years following a Change in Control, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants without the consent of each Participant so affected.  For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an Employee) or any reduction in payments or benefits shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.

7.3           Form of Amendment.  The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board or the Committee.  Subject to Sections 7.1 and 7.2 above, (i) an amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder, and (ii) a termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants’ rights and benefits hereunder.

7.4           Claims Procedure.

(a)           A Participant may file with the Committee, in accordance with Section 6.1 above, a written claim for benefits under the Plan. The Committee shall, within a reasonable time not to exceed forty-five (45) days, unless special circumstances require an extension of time of not more than an additional forty-five (45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period), provide notice in writing to any Participant whose claim for benefits shall have been denied, delivered in accordance with Section 6.1 above, setting forth the following in a manner calculated to be understood by the Participant: (a) the specific reason or reasons for the denial; (b) specific reference to the provision or provisions of the Plan on which the denial is based; (c) a description of any additional material or information required to perfect the claim and an explanation of why such material or information is necessary; and (d) information as to the steps to be taken in order that the denial of the claim may be reviewed.

(b)           If written notice of the denial of a claim has not been provided to a Participant, and such claim has not been granted within the time prescribed in Section 7.4(a) above (including any applicable extension), the claim for benefits shall be deemed denied.

(c)           A Participant whose claim for benefits shall have been denied in whole or in part pursuant to Section 7.4(a) or (b) above may, within sixty (60) days after either the receipt of the denial of the claim or from the time the claim is deemed denied (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Company.  The Company shall provide a full and fair review of the appeal, and the Participant shall be afforded the opportunity to submit written comments, documents, records, and other information related to the claim.  The Participant may also, upon request, at this time review documents pertinent to  his or her claim and may submit written issues and comments.

(d)           The Company shall notify a Participant of its decision within forty-five (45) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional forty-five (45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period). Such decision shall be given in writing in accordance with Section 6.1 above in a manner calculated to be understood by the Participant and shall include the following: (a) specific reasons for the decision; and (b) specific reference to the provision or provisions of the Plan on which the decision is based.

ARTICLE 8
CODE SECTION 409A

8.1           General.  This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Participant as a result of the application of Section 409A of the Code.

8.2           Definitional Restrictions.  Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or a Participant’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined.  If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service”, as the case may be, or such later date as may be required by Section 8.7. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

8.3           Treatment of Installment Payments.  Each payment of termination benefits under Sections 4.3 or 4.4 of this Plan, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

8.4           Timing of Release of Claims.  Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Termination Date; failing which such payment or benefit shall be forfeited.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year, even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period.  In other words, a Participant is not permitted to influence the calendar year of payment of Non-Exempt Deferred Compensation based on the timing of signing the release.

8.5           Timing of Reimbursements and In-kind Benefits.  If the Participant is entitled to be paid or reimbursed for any taxable expenses under this Plan, and such payments or reimbursements are includible in the Participant’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  No right of the Participant to reimbursement of expenses under any Section of this Plan shall be subject to liquidation or exchange for another benefit.

8.6           Permitted Acceleration.  The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Participant of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

8.7           Six-Month Delay in Certain Circumstances.  From and after such time, if any, as Treas. Reg. Section 1.409A-3(i)(2) becomes applicable to the Company, the provisions of this Section 8.7 shall apply.  If any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a specified employee (within the meaning given such term in Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

ARTICLE 9
MISCELLANEOUS

9.1           Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

9.2           Nature of Plan and Benefits.  Participants and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to a Severance Benefits due hereunder, and all amounts (other than fully insured benefits) shall be payable from the general assets of the Company.

9.3           Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

9.4           No Effect on Other Benefits.  Benefits under this Play, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

9.5           Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction, shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.6           Successors.  This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

9.7           Assignment.  This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate.  A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

9.8           Enforcement.  This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

9.9           Governing Law. To the extent not preempted by ERISA, the validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Georgia, without reference to principles of conflict of law.

9.10         ERISA. The Company intends that this Plan constitute a "top-hat welfare plan" under ERISA, and any ambiguities in this Plan shall be construed to effect that intent.  The Plan is designed to benefit a select group of management or highly compensated employers.

*           *           *

The foregoing is hereby acknowledged as being the Immucor, Inc. Key Employee Severance Plan as adopted by the Committee on __________, 2012.

IMMUCOR, INC.

By: __________________________

Its: ___________________________

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between [EMPLOYEE NAME] (“Employee”) and Immucor, Inc. (“Immucor”), referred to collectively herein as the “Parties.”

WHEREAS, Employee was employed as [JOB TITLE] for [ENTITY NAME]; and

WHEREAS, Employee is a participant in the Immucor, Inc. Key Employee Severance Plan (the “Key Employee Severance Plan”); and

WHEREAS, Employee incurred a “Qualifying Termination” (as defined in the Key Employee Severance Plan) entitling Employee to severance benefits under Article 4 of the Key Employee Severance Plan contingent upon Employee entering into and not revoking this Agreement; and

WHEREAS, Immucor’s promises made herein and in the Key Employee Severance Plan represent consideration to which Employee would not otherwise be entitled under Immucor's employment policies, and, in exchange therefore, Employee has agreed to a general and complete release and waiver of any and all claims, to cooperate with any subsequent matters and to abide by the terms of this Agreement; and

NOW, THEREFORE, IN CONSIDERATION of the provisions and mutual promises herein contained, it is agreed as follows:

1.            EFFECTIVE DATE.  The “Effective Date” of this Agreement shall be the eighth (8th) calendar day following the Employee’s execution of this Agreement; provided that Employee executes this Agreement no later than the fifty-second (52rd) day after the Termination Date (as defined in Section 2 below).

2.            SEPARATION.  Employee’s employment with Immucor and all relationships between Employee and Immucor and its affiliates shall terminate on [DATE] (the “Termination Date”).  Employee acknowledges and agrees that Employee has been paid all wages and accrued benefits due through the date of this Agreement and further acknowledges and agrees that Immucor shall have no further obligation to Employee for wages, back pay, severance pay, bonuses, incentive pay, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason, except as specifically set forth in this Agreement.  Any employee benefits to which Employee may be entitled will be governed by the terms of the relevant benefit plan or applicable law.

3.            CONSIDERATION FROM IMMUCOR.  In consideration of Employee’s promises, covenants, and releases as set forth in this Agreement, Immucor agrees to pay Employee the [Regular Severance Benefits in accordance with Section 4.2 and 4.4 of the Key Employee Severance Plan] [Change in Control Severance Benefits in accordance with Section 4.1 and 4.3 of the Key Employee Severance Plan].

The gross amount of Severance Benefits will be subject to taxes, FICA, and all other appropriate withholdings and deductions.  Severance Benefits shall not be taken into account as current compensation under any nonqualified retirement plan, benefit, program or arrangement sponsored or maintained by Immucor.

Employee acknowledges and agrees that no other monies or benefits other than those set forth in this Agreement and the Key Employee Severance Plan are owing to Employee.

4.            RESERVATION OF RIGHTS.  Except as set forth in this Agreement, Immucor reserves the unilateral right at any time to modify or terminate any benefit plan or fringe benefit program under which Employee heretofore participated, and, in the event of such action, the amount of Employee’s benefits under such plans or programs shall be determined according to the terms of such plans or programs and not the terms of this Agreement.

5.            GENERAL AND COMPLETE WAIVER AND RELEASE.  Employee waives, discharges and releases Immucor, its affiliates, subsidiaries, officers, directors, employees, agents, attorneys and successors and assigns (the “Releasees”) from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or unknown, for relief of any nature at law or in equity, which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees and expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against the Releasees, including, but in no way limited to: any claim arising from or related to Employee’s employment by Immucor or separation from employment with Immucor, any claim under the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; The Civil Rights Act of 1866; the Civil Rights Act of 1991; The Americans With Disabilities Act (“ADA”); the Rehabilitation Act of 1973; The Family and Medical Leave Act (“FMLA”); The Employee Retirement Income Security Act (“ERISA”); The Equal Pay Act (“EPA”); the Consolidated Omnibus Budget Reconciliation Act “COBRA”), and the Occupational Safety and Health Act (“OSHA”); OCGA § 34-1-3; The Georgia Minimum Wage Law, OCGA § 34-4-1 et seq.; OCGA § 34-5-1; The Georgia Equal Employment for Persons with Disabilities Code, OCGA § 34-6A-1 et seq.; OCGA § 34-7-2; OCGA § 45-19-28; all “whistleblower claims” or other claims involving the violation of public policy, retaliation, or interference with legal rights, but only to the extent allowed by law, and all claims alleging an adverse employment action motivated by employee activity protected by any local, state, or federal law; any and all other federal, state, and local employment or discrimination laws; any tort, fraud or constitutional claims; and any alleged breach of contract claims (specifically including, but not limited to, any claim based on any contract of employment) or claims of promissory estoppel through the Effective Date of this Agreement. Employee represents that Employee has not assigned to any other person any of such claims and that Employee has the full right to grant this release.  It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this paragraph expressly does not include a release of any claims that cannot be released hereunder by law.

Employee understands that Employee is releasing claims that Employee may not know about.  Employee acknowledges that Employee is doing so knowingly and voluntarily, even though Employee recognizes that someday Employee might learn that some or all of the facts Employee currently believes to be true are untrue and even though Employee might then regret having signed this release.  Employee acknowledges that Employee is assuming that risk and that Employee agrees that this Agreement shall remain effective in all respects in any such case.  Employee expressly waives all rights Employee might have under any law that is intended to protect Employee from waiving unknown claims.  Employee understands the significance of doing so.

6.            COVENANT NOT TO SUE.  Employee covenants not to file a lawsuit or otherwise pursue any of the claims released by this Agreement.  This Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, tort claims and claims growing out of any legal restrictions on Immucor’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Provided that, Employee is not prohibited from filing an administrative charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”).  Under no circumstances, however, may Employee seek or receive any monetary or injunctive relief, directly or indirectly, from Immucor after the Effective Date of this Agreement for anything alleged to have occurred before the Effective Date of this Agreement.

7.            NO COMPLAINTS FILED.  Employee represents and warrants that Employee has not filed or caused to be filed any complaint, administrative charge, grievance or arbitration against Immucor.  Employee further acknowledges and represents that it is Employee’s responsibility to report promptly through appropriate channels at Immucor in accordance with Immucor policy any illegal, unethical or improper conduct, policy or procedure at Immucor of which Employee is aware.  Employee confirms that within the last thirty (30) days prior to date of execution of this agreement, Employee reported in writing to either the Immucor Compliance Officer or General Counsel any and all current unresolved concerns, complaints or circumstances of illegal, unethical or improper conduct at Immucor of which Employee is aware, or none exist to Employee’s knowledge.  Employee specifically represents and acknowledges that Employee is not aware, nor reasonably should be aware, of any act or omission which results in Immucor having committed a probable violation of state or federal law, including but not limited to the Deficit Reduction Act of 2006, Section 6032; the Federal False Claims Act, 31 U.S.C. §§ 3729 and 3730; the Federal Administrative Remedies provisions, 31 U.S.C. §3802; the Limitation on Physician Referral (Stark), 42 U.S.C. § 1395nn; the Anti-Kick Back Statute, 42 U.S.C. § 1320a-7b; the Health Insurance Portability and Accountability Act of 1996; regulations applying HIPAA, 45 C.F.R., parts 160 and 164; the HITECH Act, Section 13410, et seq., 42 U.S.C. §§ 1320d-1--1320d-4, 1320d-7; the Social Security Act, Section 1176, et seq., 42 U.S.C. § 1320d-5; any similar state laws and/or any and all regulations implementing the same.  This Agreement is in no way intended to preclude Employee from otherwise reporting through appropriate channels at Immucor any act or omission in violation of state or federal law, including but not limited to those laws referenced above.

8.            RECORDS / IMMUCOR PROPERTY.  Employee agrees to turn over to Immucor, on or prior to the Termination Date, all physical and electronic files, memoranda, records, equipment, documents, photographs, computer discs, audiotapes, videotapes, and other Immucor property and/or copies or reproductions of the same that Employee has received from Immucor or obtained through Employee’s employment with Immucor, including, but in no way limited to, handbooks, policies, day planners, personal data assistants, mobile telephones, pagers, business records, computers, printouts of electronically stored information, office equipment, Immucor uniforms, and Immucor provided clothing.  Upon the request of Immucor, Employee shall certify in writing compliance with the foregoing requirement.  Notwithstanding the foregoing, Employee will be entitled to retain personal items (including, without limitation, personal calendars, rolodexes, correspondence and diaries) and any information related to Employee’s compensation or equity awards, or that Employee reasonably determines may be needed for tax purposes.

9.            CONFIDENTIALITY.  Employee agrees that Employee will keep the terms and amount of any consideration received under this Agreement completely confidential and that, without prior written authorization from Immucor, Employee will not hereafter disclose any information concerning this Agreement to any person or entity other than Employee’s spouse, if any, and Employee's professional legal and/or tax advisors, except as required by law; provided, that those individuals will be deemed Employee’s agents and, therefore, also be bound by this Agreement. Employee further agrees that if Employee receives a subpoena or notice of other legal process requesting or requiring that Employee disclose the circumstances leading to the termination of Employee’s employment relationship with Immucor, the fact of this Agreement or the terms and conditions or sums being paid in connection with this Agreement, Employee shall give notice to Immucor in accordance with this Agreement within 48 hours thereof so as to allow Immucor to seek a protective order or otherwise object to any such disclosure.

10.          NON-DISPARAGEMENT.  Employee agrees that Employee will not do or say anything that would have the effect of diminishing or constraining the goodwill and good reputation of Immucor, its directors, officers, employees and/or its services in any form or fashion.  This obligation will include, but not be limited to, refraining from making negative statements about Immucor’s methods of doing business, the effectiveness of its business policies and practices, or the quality of any of its services or personnel.

11.          COOPERATION.  Following the Effective Date, upon the receipt of reasonable notice from Immucor (including outside counsel), Employee agrees that Employee will respond and provide information with regard to matters which may be the subject of any claims made by or against Immucor about which Employee has knowledge as a result of Employee’s employment with Immucor, and Employee will provide reasonable assistance to Immucor, its affiliates and their respective representatives in defense or prosecution of any such claims, to the extent that such claims may relate to the period of the Employee’s employment with Immucor.  Employee agrees to promptly inform Immucor if Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against Immucor or its affiliates.  Employee also agrees to promptly inform Immucor (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of Immucor or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against Immucor or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, Immucor shall pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in complying with this Section 11.

12.          EMPLOYEE ACKNOWLEDGMENTS.  Immucor is in the business of developing, manufacturing, and selling reagents and systems used to detect and identify cell and serum components of human blood prior to blood transfusions.  Employee, by accepting the right to receive Severance Benefits pursuant to the Key Employee Severance Plan, thereby acknowledges (i) that in the course of Employee’s employment, Employee performs the duties of a key employee of Immucor for the purpose of developing Immucor’s business and managing its employees, and (ii) that as a result of Employee’s position with Immucor, Employee stands in a position of trust and confidence with Immucor’s employees, and (iii) that the restrictions contained in this Agreement are reasonable and necessary to protect Immucor’s legitimate business interests.

13.          NON-DISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.  Employee acknowledges that during the course of Employee’s employment, Employee had significant access to, and involvement with, Immucor’s Confidential Information and Trade Secrets.  Employee understands and agrees that Immucor’s Confidential Information and Trade Secrets constitute valuable assets and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time following the Effective Date reveal, divulge, or disclose any Confidential Information or Trade Secrets to any person or entity not expressly authorized by Immucor to receive Confidential Information or Trade Secrets, and Employee shall not, directly or indirectly, make use of any Confidential Information or Trade Secret for Employee or for others, without the prior written consent of Immucor.  Employee acknowledges and agrees that Employee’s obligations under this Section 13 extend to Confidential Information and Trade Secrets of Immucor and to Confidential Information and Trade Secrets of third parties provided to Immucor pursuant to contracts or agreements that require Immucor and its employees to maintain the confidentiality of such Confidential Information or Trade Secrets. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Immucor’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

For purposes of this Agreement, “Confidential Information” means all information regarding Immucor, its activities, business or patients that is the subject of reasonable efforts by Immucor to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by Immucor, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, the names, addresses or particular desires or needs of users of Immucor’s services or the services of its affiliates, the prices charged by Immucor or its affiliates for services or products, or any other information about Immucor’s business or finances or the business or finances of its affiliates, the manner of Immucor’s operation or its affiliates’ operations, Immucor’s management planning information; business plans; operational methods; market studies; marketing or advertising plans or strategies; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Immucor.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

For purposes of this Agreement, “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.

Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide Immucor with prompt notice of such requirement so that Immucor may seek an appropriate protective order prior to any such required disclosure by Employee.

14.          NON-COMPETITION.  For a period of eighteen (18) months after the Termination Date, Employee will not, directly or by assisting others, engage in a Competitive Activity within the Restricted Territory, whether as an individual or as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor or lender of any individual, partnership, corporation or other organization that is engaged in a Competitive Activity, except that Employee shall not be prohibited from investing in five percent (5%) or less of the equity of any entity engaged in a Competitive Activity.  Notwithstanding the foregoing, it shall not be a breach of this Agreement for Employee to provide services to any person or entity, or to hold an equity or partnership interest in any person or entity, that is not itself primarily engaged in a Competitive Activity, but which has a division, business unit, reporting segment or investment that is engaged in a Competitive Activity (a “Competitive Division”), so long as (i) Employee notifies Immucor in advance of Employee’s taking a position or acquiring an interest in an entity having a Competitive Division, (ii) Employee does not, directly or indirectly, provide services to such Competitive Division, and (iii) Employee does not in any manner communicate with the Competitive Division concerning a Competitive Activity.

For purposes of this Agreement, “Competitive Activity” means the business of selling or providing products or services into the blood banking industry, including, without limitation, serology or molecular immunohematology products or services.

For purposes of this Agreement, “Restricted Territory” means any geographic area in which Employee was working at the Termination Date, as well as any geographic area in which Immucor or any of its Affiliates did business at any time during Employee’s employment with Immucor or an Affiliate, specifically including without limitation each of the states and territories of the United States, and the countries of Canada, England, Germany, Italy, France, Spain, Portugal and Japan.

15.          NON-SOLICITATION.  For a period of eighteen (18)  months after Employee’s employment with Immucor or an Affiliate terminates for any reason, in consideration of the compensation being paid to Employee hereunder and Employee’s employment through the Termination Date, Employee will not, directly or by assisting others:

•
solicit or attempt to solicit business from anyone who is or becomes an active or prospective customer of Immucor or any of its Affiliates and with whom Employee had material contact during Employee’s employment with Immucor or an Affiliate, if the purpose of the solicitation or attempted solicitation is to induce such active or prospective customer to purchase products or services from another entity or person of the type offered or provided by Immucor or any of its Affiliates within the twelve (12) months preceding the Termination Date; or

•	solicit or attempt to solicit current suppliers of Immucor or any of its Affiliates to terminate their relationship with Immucor or any of its Affiliates; or

•
solicit or recruit or attempt to solicit or recruit any employee of Immucor or any of its Affiliates with whom Employee had material contact during Employee’s employment hereunder for the purpose of, or with the intent of, inducing the employee to leave the employment of Immucor or any of its Affiliates in favor of a competing business.

Notwithstanding the foregoing, it will not be a violation of this Section 15 for any entity with which Employee is affiliated to engage or solicit an employee, customer, prospective customer or supplier of Immucor or an Affiliate, provided that Employee was not directly or indirectly involved in such activity and has otherwise complied with all of Employee’s agreements with Immucor or an Affiliate.

16.          RIGHTS TO WORK PRODUCT.  Except as expressly provided in the Key Employee Severance Plan, Immucor alone shall be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of Employee’s job duties to Immucor or an Affiliate.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing Employee’s employment responsibilities during Employee’s employment with Immucor or an Affiliate shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by Immucor.  Employee hereby unconditionally and irrevocably transfers and assigns to Immucor all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Employee agrees to execute and deliver to Immucor any transfers, assignments, documents or other instruments which Immucor may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in Immucor.  Immucor shall have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any additional compensation, beyond Employee’s salary, for any exercise by Immucor of its rights set forth in the immediately preceding sentence.

17.          RIGHTS AND REMEDIES UPON BREACH.  The Parties specifically acknowledge and agree that the remedy at law for any breach of the covenants contained in Sections 13, 14 and 15 above (the “Restrictive Covenants”) will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Restrictive Covenants, Immucor shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Immucor and that money damages would not provide an adequate remedy to Immucor.  Employee understands and agrees that if Employee violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  Employee understands and agrees that the Company will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants.

18.          MODIFICATION.  Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The Parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  If any portion of any of the Restrictive Covenants is found to be invalid or unenforceable because its duration, geographic territory, scope of activities, or information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Parties in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforced to the fullest extent permitted by law.

19.          NO ADMISSION. The Parties recognize and acknowledge that this Agreement does not constitute and shall not be construed as an admission of any acts of misconduct by either Immucor or Employee.  The Parties do not admit, and in fact specifically deny, any wrongdoing, liability, or culpability arising out of, related to, or connected with Employee’s employment, or termination of employment, with Immucor.  Employee acknowledges that Employee subsequently may discover facts in addition to or different from those that Employee now knows or believes to be true with respect to Employee’s employment with Immucor, and that Employee may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to Employee’s employment with Immucor. Employee acknowledges, however, that the Parties have negotiated, agreed upon, and entered into this Agreement in light of that situation. To the extent allowed by law, Employee waives any and all rights which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected as of the Effective Date of this Agreement.

20.          GOVERNING LAW.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the Parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the state of Georgia, notwithstanding any conflict of law principle to the contrary.

21.          NO WAIVER.  No waiver of any term or condition contained in this Agreement shall be effective unless made or confirmed in writing by the person or entity alleged to have waived the right. Unless that writing expressly states otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

22.          ENTIRE AGREEMENT.  This Agreement and the Exhibit thereto sets forth the entire agreement between the Parties including, but not limited to, the separation of Employee from employment as described herein, and fully supersedes any and all prior agreements or understandings between them. It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both Parties.

23.          SEVERABILITY.  Should any portion of this Agreement be declared or be determined to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

24.          SUCCESSORS AND ASSIGNS, BINDING AGREEMENT.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties, including the surviving or resulting entity in the event Immucor transfers all or substantially all of its assets.  It is the intent of the Parties that any “surviving company” in a merger, asset sale or other business combination shall be treated as Immucor and shall be entitled to invoke Immucor’s rights hereunder and shall remain liable for all payments and performance due Employee.  If Employee shall die while any amounts remain payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be promptly paid to such person or persons legally appointed by Employee to receive such amounts, or if no such person is appointed, to Employee’s estate.

25.          NO PRESUMPTION AGAINST DRAFTER.  This Agreement has been negotiated, drafted, and reviewed through a cooperative effort of the Parties, and neither Immucor nor Employee shall be considered the drafter of this Agreement so as to give rise to any presumption or convention regarding construction of this document.

26.          SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of Immucor, the terms of this Agreement shall govern and control.

27.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

28.          REPRESENTATIONS, COVENANTS, WAIVER AND RELEASE EFFECTIVE AS OF ACCEPTANCE OF SEVERANCE.  Employee acknowledges that it is the intent of this Agreement to resolve all matters between Employee and Immucor.  Employee understands that, along with all other claims, Employee is waiving all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”). Employee represents and acknowledges that Employee has hereby been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Agreement; that Employee has twenty-one (21) days within which to consider this Agreement; that Employee has seven (7) days following its execution within which to revoke this Agreement; and that this Agreement, and the payments due hereunder, will not become effective until after the revocation period has expired. Employee understands that Employee may exercise the above-referenced right to revoke this Agreement by submitting written notice to Immucor, Inc., attention Daniel F. Swaine, Vice-President of Worldwide Human Resources, 3130 Gateway Drive, Norcross, Georgia 30091-5625.  Employee further acknowledges and confirms that the only consideration for Employee’s signing this Agreement consists of the terms and conditions stated in writing in this Agreement and the Exhibits hereto, and that no other promise or agreement of any kind has been made to Employee by any person to cause Employee to sign this Agreement.

By executing this Agreement, Employee stipulates, agrees, and warrants as follows:

(i)         that the terms of this Agreement are reasonable and in exchange for consideration to which Employee would not otherwise be entitled;

(ii)        that prior to executing this Agreement Employee has been advised to, and had the opportunity to, consult with an attorney and has carefully read and understands all of the provisions of this Agreement;

(iii)       that Employee is legally competent and is voluntarily entering into this Agreement;

(iv)
that Employee has been afforded twenty-one (21) days from the date Employee was presented this Agreement within which to consider this Agreement and, if Employee signed this Agreement before the end of the 21-day period, it was Employee’s voluntary decision to do so because Employee decided that Employee did not need any additional time to decide whether to sign the Agreement;

(v)	that Employee has the right to revoke this Agreement, if done so in writing and within seven (7) calendar days of the date Employee executes this Agreement; and

(vi)	that after the seven (7) calendar day revocation period has passed, this Agreement will be fully binding upon and enforceable against Employee.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A WAIVER AND RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

_________________________________

Employee

Dated: ___________________________

EXHIBIT B

Initial Participants in the Immucor, Inc. Key Employee Severance Plan

As of the Effective Date, the Participants in the Plan shall consist of the following individuals:

Todd C Bennett
Timothy J Davis
Michele L Howard
Richard Kirkendall  [effective  Feb 6, 2012]
Michael B Pred
Philip H Moise
Joanne Spadoro
Daniel F Swaine
Patrick D Waddy
Jeffrey S. Webber